July 17, 1997

DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 1997
FINANCIAL RESULTS

KANSAS CITY, MO-DST Systems, Inc. (DST) announces financial results for the second quarter and six months ended June 30, 1997.

Quarter ended June 30, 1997

For the quarter ended June 30, 1997, DST consolidated net income was $13.8 million or $.28 per share, compared to $12.3 million or $.25 per share for the same quarter in 1996, an increase of 12.1%. Eliminating the equity in earnings of its former affiliate, The Continuum Company, Inc. (Continuum), net income for the quarter ended June 30, 1996 would have been $9.4 million, or $.19 per share. Therefore, 1997 second quarter earnings were 47% higher than 1996 second quarter earnings without Continuum.

Revenues for the quarter ended June 30, 1997 totaled $155.4 million, an increase of 8.5% over the prior year quarter. U.S. revenues were $132.1 million for the quarter, an increase of 8.5% over comparable period 1996 revenues. U.S. revenues reflected growth in mutual fund, output processing, Automated Work Distributor (AWD) and subscriber management revenues. The number of U.S. mutual fund shareowner accounts serviced by DST increased to 42.4 million at June 30, 1997, an increase of 0.6 million accounts from March 31, 1997 and 1.3 million accounts from December 31, 1996. Pages printed by Output Technologies, Inc. in the U.S. increased 6% over second quarter 1996 volumes to 329 million pages. AWD U.S. workstations licensed increased 26% from December 31, 1996 to 16,900 workstations at June 30, 1997.

International revenues totaled $23.3 million for the quarter, an increase of 8.4% over comparable prior year revenues, primarily resulting from higher AWD and Canadian mutual fund processing revenues. AWD workstations licensed outside the U.S. at June 30, 1997 were 7,100, an increase of approximately 12% from December 31, 1996. Canadian mutual fund accounts serviced totaled 2.8 million at June 30, 1997, an increase of 74% over December 31, 1996.

Consolidated income from operations increased 20% over the prior year quarter to $20.9 million, with an operating margin of 13.5% compared to 12.2% for the prior year quarter. Costs and expenses increased 7.9% to $115.0 million, primarily from increased personnel and facilities costs. Depreciation and amortization increased 1.4% from the prior year quarter. Although individual unit results varied, international businesses posted operating income of $1.0 million for the current year quarter compared to an operating loss of $0.2 million from the prior year quarter, primarily from higher revenues.

DST recorded equity in earnings of unconsolidated affiliates of $0.8 million for the quarter ended June 30, 1997, compared to $3.1 million recorded in the second quarter of 1996. However, 1996 included $3.1 million of equity in Continuum earnings. Thus, the 1997 quarter increased $0.8 million over the 1996 quarter excluding Continuum. Increased earnings were recorded at both Argus Health Systems, Inc. as claims processed increased 20% over the prior year quarter and at Boston Financial Data Services resulting from increased non-mutual fund related processing and increased mutual fund operating earnings. These increases were substantially offset by increased costs at European Financial Data Services
(EFDS) resulting from increased FAST2000 development costs and additional operating costs to convert new full service clients and support existing clients' unit trust growth. At June 30, 1997, unitholder accounts serviced totaled 700,000, an increase of 109% over December 31, 1996.

Interest expense totaled $1.9 million for the quarter ended June 30, 1997, an increase of $0.2 million compared to the prior year quarter.

DST's effective tax rate was 33.5% for the second quarter 1997, as compared to 37.9% for the prior year quarter, primarily as a result of tax benefits relating to certain international operations.

Six Months ended June 30, 1997
In general, the same operating trends affecting the current quarter results also affected year-to-date results. For the six months ended June 30, 1997, net income was $28.9 million, or $.58 per share, as compared to $16.7 million, or $.34 per share for the six months ended June 30, 1996. Excluding the effects of Continuum, net income for the six months ended June 30, 1996 was $21.3 million, or $.43 per share. Therefore, 1997 year-to-date earnings were 35% higher than 1996 year-to-date earnings without Continuum.

Revenues for the six months ended June 30, 1997 increased 9.3% to $314.1 million. U.S. revenues increased 10.1% to $270.8 million and international revenues grew 4.4% to $43.3 million. Operating income increased 21.8% to $44.6 million over the comparable 1996 period. DST recorded $1.9 million in equity in earnings of unconsolidated affiliates for the 1997 six month period, an increase of $1.5 million over the comparable 1996 period excluding Continuum. 1997 year-to-date interest expense increased $0.3 million to $4.0 million. The year-to-date effective income tax rate declined from 44.6% in 1996 to 34.4% in 1997. The higher 1996 effective rate was primarily the result of a large non-recurring loss recorded by Continuum in the first quarter of 1996.

Stock Repurchases
During the second quarter, DST repurchased 150,000 shares of its common stock under its 1.2 million share repurchase program. As of June 30, 1997, DST has repurchased 300,000 shares in 1997 and a total of 700,000 shares since the program commenced. The shares purchased will be available to provide to employees under DST's stock award program and to provide to option holders who exercise options.


                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                              For the Three Months       For the Six Months
                                                  Ended June 30,            Ended June 30,
                                                1996         1997         1996         1997
Revenues                                      $143,216     $155,394     $287,478     $314,077

Costs and expenses                             106,565      114,983      212,954      230,337
Depreciation and amortization                   19,192       19,468       37,880       39,097
                                               -------     --------    ---------    ---------

Income from operations                          17,459       20,943       36,644       44,643
Interest expense                                (1,653)      (1,884)      (3,754)      (4,046)
Other income, net                                  981        1,231        1,912        2,210
Equity in earnings (losses) of
     unconsolidated affiliates                   3,140          820       (4,502)       1,864
                                              --------    ---------       -------     -------

Income before income taxes and minority
     interests                                  19,927       21,110       30,300       44,671

Income taxes                                     7,549        7,064       13,512       15,366
                                              --------      -------      -------       ------
Income before minority interests                12,378       14,046       16,788       29,305
Minority interests                                  51          229           44          385
                                            ----------     --------    ---------     --------

Net income                                     $12,327      $13,817      $16,744      $28,920
                                               =======      =======     ========     ========

Average common shares outstanding               49,965       49,374       49,982       49,451
Earnings per share                               $0.25        $0.28        $0.34        $0.58

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST
Contact:
Thomas A. McDonnell  (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager  (816) 435-8603
Vice President and Chief Financial Officer